EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
November 14, 2006	OTC BB: ADSM

ADS Media Group Reports Third Quarter Results
Company Completes Second Round of Private Financing in October
$4.0 Million in New Equity Capital Since June Will Drive 2007 Growth Plans
SAN ANTONIO, Texas - ADS Media Group, Inc., (Pink Sheets: ADSM) today announced results for its third quarter and nine-month period ended September 30, 2006.

Third Quarter Results

ADS Media Group reported revenue of $1,157,000 in the third quarter as compared with revenue of $1,798,000 in the same quarter last year. The variance in revenue for the corresponding quarters was attributable to three factors: First, in the third quarter of 2005 the Company had a number of very large orders from a single customer. Second, the Company had several large delivery projects scheduled to launch in the third quarter of this year that have been delayed until the fourth quarter or early 2007. And third, during most of 2006 management has been focused on raising additional growth capital and enhancing business processes to position ADS Media Group for anticipated growth in 2007.

Gross profit in the third quarter declined to $392,000 from $770,000 in the same quarter last year due primarily to lower revenue in the period. Total operating expenses increased slightly - to $455,000 from $447,000 - due primarily to an increase in professional fees related to the Company's financial and marketing activities. The Company reported a net loss of $63,000, or less than one cent per basic and diluted share, versus net income of $314,000, or $0.02 per basic and diluted share, in the same quarter last year.

"Many of our customers are Fortune 500 companies that commission large delivery projects which, in turn, can cause significant variances in revenue on a quarter to quarter basis," said Dub Doyal, president and CEO. "As our revenue base grows and we develop predictable, recurring revenue streams, we expect these variances to lessen. Until then, we will focus on growing our year-over-year revenue beginning in 2007 when we expect to see positive results from recent initiatives to strengthen our balance sheet, enhance operations and expand our sales and marketing programs."

In October the Company closed its second private placement of 2006. The Company has now raised a total of $4 million in equity capital from two investors -- Roaring Fork Capital SBIC, L.P. of Denver, Colorado, and Charter ADS Media, L.P., of Dallas, Texas.

"Over the past several years - without the benefit of significant growth capital - we have become one of the nation's leading providers of direct-to-door advertising programs, winning the trust and confidence of a growing number of major consumer products and services companies," Doyal said. "We are excited to see what we can accomplish now that we have the growth capital to invest in infrastructure, sales and marketing, proprietary distribution products, and enhancement of our geo-demographic technology platform. Our objectives for 2007 are to increase revenue, improve profitability and build shareholder value."

Nine Month Results

For the nine-month period the Company reported revenue of $3,103,000 as compared with $3,955,000 in the same period of 2005. Gross profit through nine months decreased to $1,179,000 from $1,458,000 in the same period last year due primarily to the decline in year-over-year revenue.

Total operating expenses for the nine-month period increased by $571,000 to $1,617,000 from $1,046,000 in the comparable period of 2005. This increase was attributed in part to implementation of FAS 123R share-based compensation expense, which added $228,000 in non-cash expense during the first nine months of 2006. The Company also made significant investments in upgrading and enhancing its business and operations infrastructure to position ADS Media for future growth. Net income for the nine-month period, which included an extraordinary gain of $455,000, was $5,000, or less than one cent per basic and diluted share, versus net income of $383,000, or $0.02 per basic and diluted share, in the same period a year ago. The extraordinary gain of $455,000 stemmed from the cancellation of deferred compensation and related grant of stock options.

About ADS Media Group, Inc.

ADS Media Group, Inc. provides direct-to-door advertising and marketing services to companies, institutions and government agencies under the trade name ADS Direct Media. The Company has a growing list of local, regional and national clients, including many Fortune 500 companies. ADS has established a highly-efficient delivery system capable of distributing advertising materials and samples direct to the front door of homes and small businesses. Using sophisticated mapping software, ADS can target specific audiences, geo-demographically, down to census block groups. This high degree of targeting is complemented by ADS' ability to provide customers with state-of-the-art delivery tracking and verification services. ADS is headquartered in San Antonio, Texas. For more information, visit www.adsmediagroup.com.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company's predictions. Important factors that could cause actual events to vary from predictions include those discussed in the Company's SEC filings. Specifically, statements in this news release about growth, profitability, market leadership, efficacy of products and services, ability to attract new customers and improve operations, and raising shareholder value are forward-looking statements that are subject to risks including availability of capital and personnel, customer preferences and advertising plans, and other factors. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company's business, please refer to the Company's SEC filings at www.sec.gov.

Company Contact:
Jim Schell
Vice President and Secretary
210-655-6613

Investor Relations Contact:
Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044

Consolidated Statements of Operations
(Unaudited)	Three months ended		Nine months ended
	September 30		September 30
	2006	2005	2006	2005

Revenues	$ 1,157,398	$ 1,798,123	$ 3,102,616	$ 3,955,155
Cost of goods sold	764,978	1,027,792	1,923,964	2,497,101
Gross profit	392,420	770,331	1,178,652	1,458,054
Selling, administrative and other operating expense	455,495	446,666	1,616,794	1,046,192
Income (loss) from operations	(63,075)	323,665	(438,142)	411,862
Other income (expense)
Interest expense	(372)	(9,698)	(11,630)	(29,053)
Interest and other income	456	-	456	-
Total other income (expense)	84	(9,698)	(11,174)	(29,053)
Income (loss) before income taxes
and extraordinary item	(62,991)	313,967	(449,316)	382,809
Income taxes	-	-	-	-
Income (loss) before extraordinary item	(62,991)	313,967	(449,316)	382,809
Extraordinary item
Gain on extinguishment of liabilities	-	-	454,740	-
Net income (loss)	$ (62,991)	$ 313,967	$ 5,424	$ 382,809
Earnings per share:
Net income (loss) before extraordinary item, basic	$ -	$ 0.02	$ (0.02)	$ 0.02
Extraordinary item, basic	$ -	$ -	$ 0.02	$ -
Net income, basic	$ -	$ 0.02	$ -	$ 0.02
Weighted average basic shares outstanding	37,758,763	19,080,990	26,239,398	18,978,893
Net income (loss) before extraordinary item, diluted	$ -	$ 0.02	$ (0.02)	$ 0.02
Extraordinary item, diluted	$ -	$ -	$ 0.02	$ -
Net income, diluted	$ -	$ 0.02	$ -	$ 0.02
Weighted average diluted shares outstanding	37,758,763	19,149,900	26,239,398	19,047,803

Consolidated Balance Sheets (Unaudited)	September 30	December 31
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$ 1,751,028	$ 446,142
Accounts receivable, net	664,199	500,122
Prepaid expenses	110,912	57,172
Other current assets	3,244	344
Total current assets	2,529,383	1,003,780
Property and equipment
Furniture and fixtures	36,146	24,931
Computer equipment	66,399	51,975
Less: accumulated depreciation	(71,042)	(61,135)
Total property and equipment, net	31,503	15,771
Goodwill	250,000	250,000
Other assets	6,922	6,922
Total assets	$ 2,817,808	$ 1,276,473
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	152,305	271,751
Customer advance payments	3,600	11,050
Accrued salaries and wages	139,847	907,785
Accrued liabilities	68,876	80,855
Accrued liabilities, related party	-	24,514
Due to officer, related party	-	2,942
Notes payable	-	135,653
Notes payable, related party	-	84,499
Other current liabilities	5,210	1,739
Obligations under capital leases	3,317	4,841
Total current liabilities	373,155	1,525,629
Obligations under capital leases, long term	1,734	4,052
Total liabilities	374,889	1,529,681
Shareholders' equity (deficit):
Preferred stock	14	14
Common stock	37,759	19,095
Additional paid-in capital	4,798,724	2,126,685
Accumulated deficit	(2,393,578)	(2,399,002)
Total shareholders' equity (deficit)	2,442,919	(253,208)
Total liabilities and shareholders' equity (deficit)	$ 2,817,808	$ 1,276,473